Exhibit 99.1

News From

Buena, NJ 08310

Release Date: May 15, 2009

Contact:	Rajiv Mathur President & Chief Executive Officer IGI Laboratories, Inc. 856-697-1441 ext. 211 www.askigi.com

IGI LABORATORIES, INC. ANNOUNCES ANNUAL STOCKHOLDERS MEETING VOTING RESULTS

BUENA, NEW JERSEY – May 15, 2009 -- IGI Laboratories, Inc. (NYSE AMEX: IG), a premier provider of topical formulation development, analytical, manufacturing and packaging services, today announced the results of voting at its Annual Meeting of Stockholders, held today at Buena Vista Country Club in Buena, New Jersey.

Approximately 83.9 percent of the Company’s 14.9 million shares of common stock currently outstanding and 100 percent of the Company’s Series A preferred stock and Series B-1 Convertible Preferred Stock then outstanding were represented at the meeting. The holders of the Company’s Series A Preferred Stock were entitled to an aggregate number of votes equal to 500,000 shares of the Company’s common stock. The holders of the Series B-1 Convertible Preferred Stock were entitled to an aggregate number of votes equal to approximately 2,969,000 shares of the Company’s common stock. However, as described below, the holders of the Series B-1 Convertible Preferred Stock were not entitled to vote to approve the private placement or the credit agreement conversion.

Re-Election of Board Nominated Directors

The four directors nominated by the Board of Directors, Terrence O’Donnell, Stephen J. Morris, Rajiv Mathur and Jane E. Hager, each received a majority of “For” votes of the votes cast and each was re-elected by no less than approximately 93.8 percent of the votes cast. In addition, the holders of the Company’s Series B-1 Convertible Preferred Stock re-elected Joyce Erony to serve as their designee to the Board of Directors. Immediately upon approval of the private placement, as described below, the Company appointed James C. Gale, a managing director of Signet Healthcare Partners, as an additional member of the Board of Directors.

Approval of Private Placement

The stockholders approved (i) the issuance and sale of the Company’s Series B-1 Convertible Preferred Stock and the common stock into which it converts which were issued as part of a private placement, described in greater detail in the Company’s proxy statement, that will result in the private placement investors owning approximately 49.5% of the Company’s outstanding common stock, on an as-converted basis, (ii) the change of control that may result from such issuance and the associated rights of the holders of the Series B-1 Convertible Preferred Stock, and (iii) the issuance of warrants to purchase shares of the Company’s common stock to the Company’s placement agent in the private placement.

Holders of the Company’s Series B-1 Convertible Preferred Stock were not entitled to vote to approve the private placement or the credit agreement conversion. In addition, based on verbal confirmation from the NYSE Amex, the votes of Pinnacle Mountain Partners LLC and its affiliates (including Jane Hager, a significant stockholder and a director of the Company), were not considered for purposes of approving the private placement or the credit agreement conversion. After giving effect to these voting restrictions, approximately 89.7 percent of the votes cast were “For” approval of the private placement.

As a result of the approval of the private placement, the outstanding $4,782,600 in principal amount of Secured Convertible Promissory Notes, together with accrued and unpaid interest, were converted to an aggregate of 803.979 shares of Series B-1 Preferred Stock and the Preferred Stock Purchase Warrants to purchase an aggregate of 797.1 shares of non-voting Series B-2 Preferred Stock were terminated.

Approval of Credit Agreement Conversion

The stockholders also approved the issuance of 1,219,512 shares of the Company’s common stock upon the conversion of the principal amount of the $500,000 secured line of credit agreement with Pinnacle Mountain Partners, LLC, a company owned by Dr. Edward and Jane Hager, significant stockholders of the Company, and in the case of Mrs. Hager, a director of the Company, at a conversion rate of $0.41 per share. After giving effect to the voting restrictions imposed on the holders of the Company’s Series B-1 Convertible Preferred Stock and Pinnacle Mountain Partners LLC and its affiliates (as described above), approximately 89.5 percent of the votes cast were “For” approval of the Credit Agreement Conversion.

About IGI Laboratories, Inc.

IGI Laboratories, Inc. engages in the development, manufacturing, filling, and packaging of topical, semi solid, and liquid products for pharmaceutical and cosmeceutical companies. The Company offers the patented Novasome® encapsulation technology which contributes value-added qualities to pharmaceutical and cosmeceutical products, providing improved dermal absorption and sustained release of the active molecule.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, including our expectation concerning compliance with NYSE Amex listing standards, and other statements contained in this press release that are not historical facts and statements identified by words such as “ will,” “possible,” “one time,” “provides an opportunity,” “continue” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.